Exhibit 99.1

American Campus Communities, Inc. Reports Second Quarter 2007 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—July 30, 2007--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2007.

Highlights

▪
Quarterly FFOM of $8.1 million, or $0.32 per fully diluted share (including a compensation charge of $0.3 million, or $0.01 per fully diluted share related to the company's 2004 Outperformance Bonus Plan), compared to $6.0 million, or $0.30 per fully diluted share, in the second quarter prior year. Excluding the compensation charge, quarterly FFOM was $8.4 million or $0.33 per fully diluted share.

▪
Increased net operating income ("NOI") for same store owned off-campus properties by 9.0 percent over the second quarter 2006. In the eleven quarters since the IPO, the company has averaged eight percent NOI growth when compared to the same quarter prior year.

▪
Increased pre-leasing at same store owned off-campus properties for the upcoming academic year to 98 percent as of July 27, 2007 compared to 97 percent as of July 28, 2006. Total owned off-campus portfolio was 96 percent applied for and 93 percent pre-leased as of July 27, 2007.

▪	Achieved an average rental rate increase at the owned off-campus properties of 4.0 percent for the 2007 – 2008 academic year, up from the 3.9 percent projection at the end of the first quarter.

▪	Received final approval from the Arizona Board of Regents for the execution of the facilities lease for Barrett Honors College, Component II of the company’s owned on- campus development at ASU.

▪
Substantially expanded third-party services pipeline with the award of three development projects at Concordia University, University of California – Irvine, and Edinboro University of Pennsylvania along with the execution of service agreements for two previously awarded projects at West Virginia University and the City University of New York at Staten Island.  These five awards are planned to include more than 7,400 beds and represent more than $650 million in potential third-party development.

Second Quarter 2007 Operating Results

Revenue for the 2007 second quarter totaled $33.4 million, up 19.8 percent from $27.9 million in the 2006 second quarter. Net loss for the 2007 second quarter totaled $0.8 million, or $0.03 per fully diluted share, compared with a net loss of $2.1 million, or $0.12 per fully diluted share, for the same quarter in 2006.  Operating income for the quarter increased $1.8 million or 40.9 percent, over the prior year quarter primarily due to the 2007 acquisitions and a new development project placed into service in 2006.  FFO for the 2007 second quarter totaled $6.8 million, or $0.27 per fully diluted share, compared with $4.8 million, or $0.24 per fully diluted share, for the second quarter 2006. FFOM for the 2007 second quarter totaled $8.1 million, or $0.32 per fully diluted share, compared with $6.0 million, or $0.30 per fully diluted share, for the second quarter 2006. A reconciliation of FFO and FFOM to net income is shown on Table 3.

“We had an exceptional quarter with strong core performance in the areas of same store NOI growth, pre-leasing, and projected rental rate increases for the upcoming academic year, in addition to unprecedented activity in our third-party services pipeline,” said Bill Bayless, American Campus CEO and president. “During or subsequent to the quarter end, we were awarded, executed agreements, or commenced negotiations related to five third-party development projects and six management assignments representing the opportunity to earn more than $25 million in potential fees over the next several years.  The fundamentals of our business and opportunities for growth have never been stronger.”

Owned Portfolio Update

Construction on University Centre in Newark, the 838-bed multi-institutional development, was 98 percent complete as of June 30, 2007.  Occupancy is scheduled for August and September 2007.

Construction on the Villas at Chestnut Ridge, a 552-bed owned development that will serve students attending the University at Buffalo, was 18 percent complete as of June 30, 2007.  Occupancy is scheduled for August 2008.

Construction on Vista del Sol, formerly listed as SCRC and Component I of the Arizona State University project, was 21 percent complete as of June 30, 2007 and is anticipated to open for occupancy in Fall 2008.

Third-Party Services Update

During and subsequent to the quarter end, the company was awarded or executed agreements on five third-party development projects and six third-party management assignments:

▪
Pre-development negotiations on the 380-bed community at Concordia University in Austin, TX continue.  Construction on the community is expected to commence during the fourth quarter 2007 and occupancy is anticipated in Fall 2008.

▪
The company was selected by the University of California, Irvine (UCI) to begin the planning process for the development and management of approximately 4,000 on-campus beds. The multi-phase development project will be located on the East Campus of UCI, with phase one construction expected to commence in 2008.

▪	Edinboro University Foundation selected American Campus to provide development services for two phases of on-campus student housing containing 1,504 beds at Edinboro University of Pennsylvania.

▪
The company has signed an interim service agreement with the College of Staten Island, NY, previously listed as Unnamed Project, for the development and management of 605 beds.  The project is anticipated to open for occupancy in Fall 2009.

▪
The company has signed an agreement for the continuation of third-party development services for 350 beds at the West Virginia University downtown campus.  Pre-development services have commenced for this project, which is anticipated to open for occupancy in Fall 2009.

▪
The company was awarded the management of approximately 1,500 on-campus beds at the University of Texas at Dallas.  Services are anticipated to commence during the fourth quarter of 2007. The company was also awarded the management of 457 beds at Drake University, expected to commence during the Fall 2008.

▪
American Campus was selected to manage all on-campus housing at Savannah State University, bringing the total number of managed beds from 660 to 1,760.  Additionally, Arizona State University has selected American Campus to provide facilities maintenance services for two existing on-campus communities containing 2,300 beds. Both services are anticipated to commence during the Fall 2007.

Addition to Senior Management

Subsequent to the quarter end, Jamie Wilhelm joined the company as senior vice president public/ private transactions to spearhead efforts related to the ownership of on-campus student housing via transaction structures similar to those completed at Arizona State University. The company has branded and is marketing the concept to colleges and universities as the American Campus Equity (ACE™) program. Previously, Wilhelm served as the managing director of the higher education sector for RBC Capital Market's public finance department.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities Web site, www.americancampuscommunities.com. In addition, the company will host a conference call to discuss second quarter results and the 2007 outlook on Tuesday, July 31, 2007 at 11 a.m. EDT (10:00 a.m. CDT). To participate by telephone, call 800-299-9630 passcode 25849132 at least five minutes prior to the call.

To listen to the live broadcast, go to www.americancampuscommunities.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the Web site.  A replay of the conference call will be available beginning two hours after the end of the call until August 7, 2007 by dialing 888-286-8010 or 617-801-6888 passcode 80858489. The replay also will be available for 30 days at www.americancampuscommunities.com and at www.earnings.com.  The call will also be available as a podcast on
www.REITcafe.com and on the company’s Web site shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 43 student housing communities containing approximately 26,900 beds. Including its owned properties, the company provides management and leasing services at a total of 56 properties with approximately 35,600 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words "anticipate," "believe," "expect," "intend," "may," "might," "plan," "estimate," "project," "should," "will," "result" and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general, and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes including changes to laws governing REITS; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principals; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2007	December 31, 2006
Assets	(unaudited)

Investments in real estate:
Owned properties, net	$862,580	$694,197
On-campus participating properties, net	74,790	76,688
Investments in real estate, net	937,370	770,885

Cash and cash equivalents	8,960	79,107
Restricted cash	15,718	11,260
Student contracts receivable, net	2,360	3,129
Other assets	24,776	20,000

Total assets	$989,184	$884,381

Liabilities and stockholders’ equity
Liabilities:
Secured debt	$533,956	$432,294
Unsecured revolving credit facility	9,100	-
Accounts payable and accrued expenses	21,883	13,616
Other liabilities	34,923	29,436
Total liabilities	599,862	475,346

Minority interests	32,672	39,561

Stockholders’ equity:
Common stock	234	229
Additional paid-in capital	390,670	382,367
Accumulated earnings and dividends	(34,678)	(13,533)
Accumulated other comprehensive income	424	411
Total stockholders’ equity	356,650	369,474

Total liabilities and stockholders’ equity	$989,184	$884,381

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007		2006	2007		2006
Revenues:
Owned off-campus properties	$28,007		$22,221	$55,152		$40,347
On-campus participating properties	3,740		3,497	10,077		9,479
Third-party development services	646		1,096	1,051		2,734
Third-party management services	650		691	1,372		1,353
Resident services	323		345	664		665
Total revenues	33,366		27,850	68,316		54,578

Operating expenses:
Owned off-campus properties	13,046		10,765	24,908		18,532
On-campus participating properties	2,499		2,255	4,525		4,205
Third-party development and management services	1,147		1,426	2,441		3,064
General and administrative	2,190	(1)	1,824	13,518	(1)	3,411
Depreciation and amortization	7,768		6,920	14,738		11,937
Ground/facility leases	495		246	790		438
Total operating expenses	27,145		23,436	60,920		41,587

Operating income	6,221		4,414	7,396		12,991

Non-operating income and (expenses):
Interest income	314		144	1,021		329
Interest expense	(6,920)		(7,066)	(13,380)		(12,402)
Amortization of deferred financing costs	(314)		(389)	(612)		(744)
Total non-operating expenses	(6,920)		(7,311)	(12,971)		(12,817)

(Loss) income before income taxes, minority interests, and discontinued operations	(699)		(2,897)	(5,575)		174
Income tax provision	(60)		-	(120)		-
Minority interests	(26)		181	232		53
(Loss) income from continuing operations	(785)		(2,716)	(5,463)		227

Discontinued operations:
Income attributable to discontinued operations	-		649	-		1,370

Net (loss) income	$(785)		$(2,067)	$(5,463)		$1,597

Net (loss) income per share:
Basic	$(0.03)		$(0.12)	$(0.24)		$0.09
Diluted	$(0.03)		$(0.12)	$(0.23)		$0.08

Weighted average common shares outstanding:
Basic	23,271,223		17,221,896	23,107,888		17,215,870
Diluted	25,259,335		19,542,559	25,250,312		18,914,672

(1)
Includes a compensation charge of $0.3 million, or $0.01 per fully diluted share, and $9.9 million, or $0.39 per fully diluted share, for the three and six months ended June 30, 2007, respectively, related to the Company’s 2004 Outperformance Bonus Plan.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net (loss) income	$(785)	$(2,067)	$(5,463)	$1,597
Minority interests	26	(181)	(232)	(53)
Real estate-related depreciation and amortization	7,593	7,043	14,469	12,198

Funds from operations (“FFO”)	6,834	4,795	8,774	13,742

Elimination of operations from on-campus participating properties:
Net loss from on-campus participating properties	1,683	1,470	106	115
Amortization of investment in on-campus participating properties	(1,065)	(1,014)	(2,126)	(2,046)
	7,452	5,251	6,754	11,811

Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (1)	495	246	790	438
Management fees	173	166	463	444
On-campus participating properties development fees (2)	-	305	-	305
Impact of on-campus participating properties	668	717	1,253	1,187
Funds from Operations—modified for operational performance of on-campus participating properties (“FFOM”)	8,120	5,968	8,007	12,998
Compensation expense related to 2004 Outperformance Bonus Plan (3)	298	-	9,934	-

FFOM, excluding compensation expense related to 2004 Outperformance Bonus Plan (3)	$8,418	$5,968	$17,941	$12,998

FFO per share - diluted	$0.27	$0.24	$0.35	$0.73

FFOM per share - diluted	$0.32	$0.30	$0.32	$0.69

FFOM per share, excluding compensation expense related to 2004 Outperformance Bonus Plan – diluted (3)	$0.33	$0.30	$0.71	$0.69

Weighted average common shares outstanding - diluted	25,423,486	19,645,287	25,409,100	18,914,672

(1)
50 percent of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

(2)
For the three and six months ended June 30, 2006 the amount represents development and construction management fees, including construction savings earned under the general construction contract, related to the Cullen Oaks Phase II on-campus participating property completed in August 2005.

(3)
Relates to a compensation charge recorded to reflect the company’s 2004 Outperformance Bonus Plan based on the value of 367,682 shares of the company’s common stock. On February 28, 2007, management provided guidance regarding the company’s financial outlook for the year ended December 31, 2007. Compensation expense associated with the company’s 2004 Outperformance Bonus Plan was not included in such guidance. Accordingly, when considering the company’s FFOM for the reporting period, management believes it is useful to modify FFOM to exclude the compensation charge. Management believes that this supplemental measure will allow securities analysts, investors and other interested parties to evaluate the company’s financial performance as compared to previously provided guidance.

CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000